Exhibit 99.2

Telecom Holding Parent LLC and Subsidiaries

Unaudited Condensed Consolidated Financial Statements

As of June 30, 2018 and for the

Six Months Ended June 30, 2018 and 2017

Telecom Holding Parent LLC and Subsidiaries

Telecom Holding Parent LLC and Subsidiaries

Condensed Consolidated Statements of Operations

(In millions)

(Unaudited)

	For the Six Months Ended June 30,
	2018	2017
Revenue
Products	$238.6	$239.9
Services	98.1	99.4

Total revenue	336.7	339.3
Cost of Revenue
Products	216.1	193.3
Services	53.3	52.8

Total cost of revenue	269.4	246.1
Gross Profit	67.3	93.2
Operating Expenses
Research and development	56.3	60.4
Sales and marketing	38.2	37.2
General and administrative	28.8	28.9
Transition and management fees	4.4	7.0
Transaction costs	6.6	2.1
Restructuring and reorganization charges	7.5	10.0

Total operating expenses	141.8	145.6
Operating Loss	(74.5)	(52.4)
Other Expense (Income)
Interest expense	43.1	26.5
Other expense, net	1.8	1.8
Gain on termination of Retiree Medical Plan	—	(1.8)
Foreign currency transaction losses	1.2	1.5

Total other expenses	46.1	28.0
Loss from operations before income tax	(120.6)	(80.4)
Income tax expense	6.9	5.7

Net Loss	(127.5)	(86.1)

Less: Net income (loss) from continuing operations attributable to noncontrolling interests in subsidiaries	0.1	(0.5)

Net Loss Attributable to Telecom Holding Parent LLC	$(127.6)	$(85.6)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Telecom Holding Parent LLC and Subsidiaries

Condensed Consolidated Statements of Comprehensive Loss

(In millions)

(Unaudited)

	For the Six Months Ended June 30,
	2018	2017
Net Loss	$(127.5)	$(86.1)

Foreign currency translation adjustment	(4.6)	5.0
Net pension actuarial gains	0.7	0.4
Retiree medical plan unrecognized prior service cost	—	(0.1)

Other comprehensive (loss) income	(3.9)	5.3

Comprehensive loss	(131.4)	(80.8)
Less: Comprehensive income (loss) attributable to noncontrolling interests in subsidiaries	0.1	(0.5)

Comprehensive Loss Attributable to Telecom Holding Parent LLC	$(131.5)	$(80.3)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Telecom Holding Parent LLC and Subsidiaries

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	June 30,	December 31,
	2018	2017
ASSETS
Current Assets
Cash and cash equivalents	$23.0	$33.0
Accounts receivable, net of allowances of $1.2 at both June 30, 2018 and December 31, 2017	159.2	168.4
Inventories	122.5	146.8
Income tax receivable	5.0	6.1
Miscellaneous receivables and other current assets	41.5	45.1

Total Current Assets	351.2	399.4

Property, plant and equipment, net	160.8	168.4
Intangible assets, net	23.4	28.9
Deferred income taxes	7.0	7.1
Other long-term assets	34.7	37.3

Total Assets	$577.1	$641.1

LIABILITIES AND MEMBERS’ DEFICIT
Current Liabilities
Short-term note payable	$84.3	$80.8
Short-term line-of-credit	21.2	20.0
Financing lease obligation	4.9	5.2
Accounts payable	135.2	182.5
Accrued compensation	20.1	21.3
Restructuring and reorganization liabilities	7.0	9.0
Income tax payable	16.5	25.3
Deferred revenue	20.7	28.8
Other accrued liabilities	67.6	78.0

Total Current Liabilities	377.5	450.9

Long-term financing lease obligation	186.2	187.6
Long-term shareholder loans	430.6	306.7
Long-term restructuring and reorganization liabilities	7.7	8.7
Deferred tax liabilities	0.7	0.6
Other long-term liabilities	92.2	103.1

Total Liabilities	1,094.9	1,057.6

Commitments and Contingencies (Note 18)
Members’ Deficit
Members’ capital	357.2	327.0
Retained deficit	(814.6)	(687.0)
Loan to noncontrolling shareholders	(2.0)	(2.0)
Accumulated other comprehensive loss	(60.9)	(57.0)

Total Telecom Holding Parent LLC Members’ Deficit	(520.3)	(419.0)

Noncontrolling interest in subsidiaries	2.5	2.5

Total Members’ Deficit	(517.8)	(416.5)

Total Liabilities and Members’ Deficit	$577.1	$641.1

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Telecom Holding Parent LLC and Subsidiaries

Condensed Consolidated Statement of Members’ Deficit

(In millions)

(Unaudited)

	Members’ Capital	Retained Deficit	Loan to Noncontrolling Shareholders	Accumulated Other Comprehensive Loss	Noncontrolling Interest	Total Members’ Deficit
Balance, January 1, 2018	$327.0	$(687.0)	$(2.0)	$(57.0)	$2.5	$(416.5)

Net Loss	—	(127.6)	—	—	0.1	(127.5)
Other comprehensive loss	—	—	—	(3.9)	—	(3.9)
Transactions with noncontrolling shareholders	—	—	—	—	(0.1)	(0.1)
Forgiveness of shareholder management fees plus accrued interest (Note 16)	27.5	—	—	—	—	27.5
Recognize equity-based compensation expense for change in control	2.7	—	—	—	—	2.7

Balance, June 30, 2018	$357.2	$(814.6)	$(2.0)	$(60.9)	$2.5	$(517.8)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Telecom Holding Parent LLC and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	For the Six Months Ended June 30,
(In millions)	2018	2017
Operating Activities
Net Loss	$(127.5)	$(86.1)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	19.2	20.2
Restructuring and other charges	7.4	13.6
Payment-in-kind interest on shareholders loans	28.1	4.9
Deferred income taxes	(0.5)	0.1
Equity-based compensation	2.7	0.7
Unrealized gains on foreign currency transactions	2.8	3.6
Amortization of deferred financing costs	2.4	4.2
Provision for inventory obsolescence	8.6	—
Other, net	0.1	(1.2)
Changes in operating assets and liabilities
Accounts receivable	7.4	26.9
Inventories	12.2	(5.8)
Income tax receivable	0.9	1.1
Miscellaneous receivables and other current assets	1.0	(13.7)
Other long-term assets	1.9	1.2
Accounts payable	(48.0)	(19.3)
Accrued compensation	(0.5)	(2.3)
Restructuring and other charges	(10.3)	(17.2)
Income taxes payable	(8.1)	7.0
Deferred revenue	7.9	21.4
Other accrued liabilities	(9.1)	(11.8)
Other long-term liabilities	5.3	6.2

Net cash used in operating activities	(96.1)	(46.3)

Investing Activities
Capital expenditures	(6.9)	(7.5)

Net cash used in investing activities	(6.9)	(7.5)

Financing Activities
Payments on financing lease obligation	(3.0)	(1.1)
Payments on long-term borrowing	(2.0)	(47.0)
Proceeds from shareholder loan	108.9	125.0
Payment of debt financing costs	(11.3)	(6.5)
Distribution to Holdings	—	(20.0)

Net cash provided by financing activities	92.6	50.4

Effect of exchange rates changes on cash and restricted cash	(3.3)	3.6

Net (decrease) increase in cash, cash equivalents and restricted cash	(13.7)	0.2
Cash, cash equivalents and restricted at beginning of year	58.8	66.2

Cash, cash equivalents and restricted cash at end of period (1)	$45.1	$66.4

Other Information
Management fee and accrued interest forgiveness treated as a capital contribution	$27.5	$—
(1) Reconciliation of cash, cash equivalent and restricted cash to the unaudited condensed consolidated balance sheets
Cash and cash equivalents	$23.0	$44.7
Long-term restricted cash	22.1	21.7

Total cash, cash equivalents and restricted cash, end of period	$45.1	$66.4

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Telecom Holding Parent LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

In millions, except share and per-share data

(Unaudited)

1.	Business and Basis of Presentation

Business and Organization

Telecom Holding Parent LLC (“Telecom”), a Delaware limited liability company doing business through its wholly-owned subsidiary Coriant International Group LLC, a Delaware limited liability company, and its subsidiaries (“Coriant”), both headquartered in Naperville, Illinois, (collectively, the “Company,” “we,” “our,” and “us,”), is a developer and provider of optical networking equipment and software that operates globally. Through June 12, 2017, Telecom was wholly-owned by Coriant International Holdings LP (“Holdings”) which in turn is majority-owned by its general partner Diamond Holding GP, LLC, and by its limited partner, Optical Holding Company LLC (“Optical Holding”), all of which are indirect, majority-owned and controlled affiliates of Marlin Equity Partners (“Marlin”), a private equity firm based in Hermosa Beach, California, and its affiliates.

On June 13, 2017, we amended our existing debt agreements and completed a financing transaction with funds managed by Oaktree Capital Management, LP, a global investment firm based in Los Angeles, California. The Oaktree funds loaned $125 million (“Term Loan B,” see Note 11) to the Company. In connection with the newly issued Term Loan B, the Oaktree funds also acquired a 30% ownership interest in Coriant Investor LLC (“Parent”), the newly formed and immediate parent company of Telecom. As of December 31, 2017, Coriant Investor LLC was 70% owned by Coriant Holdings and is 30% owned by Oaktree Optical Holdings, LP, which is owned by its general partner Oaktree Fund GP, LLC all of which are indirect majority-owned and controlled affiliates of Oaktree Capital Management, LP (collectively “Oaktree”).

Change in Control

On January 18, 2018, the Company amended its debt agreements and received gross proceeds of $66.7 million in additional funding from Oaktree in the form of a term loan (“Term Loan C”). In connection with the newly issued Term Loan C, Oaktree received an additional 60% ownership interest in Parent, increasing Oaktree’s total ownership to 90%, resulting in a change in control of the Company. The Company has elected not to apply push down accounting as the change in control occurred at the Parent level.

In connection with the change in control, the Marlin management services agreement was terminated and $27.5 million of management fees plus accrued interest recorded as a liability as of December 31, 2017 was forgiven with no payment required by the Company. This transaction met the criteria of a troubled debt restructuring and was treated as a capital contribution. The Company recorded a charge of $2.7 million for the remaining unamortized compensation expense related to the immediate vesting of these equity grants at the date of the change in control. The Optical Holding Incentive Compensation Plan was terminated effective January 18, 2018 and all outstanding equity grants were cancelled.

Basis of presentation

The accompanying interim unaudited condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and using the same accounting principles, methods and practices that were used in the preparation of the Company’s annual statements. However, certain information and footnotes normally included in annual financial statements have been condensed or eliminated. The condensed consolidated balance sheet as of December 31, 2017 was derived from audited financial statements, but does not include all disclosures required by U.S. GAAP. In the opinion of management, all adjustments (including normal recurring accruals) considered necessary for fair statement have been included in our condensed consolidated financial statements. All intra-entity accounts and transactions have been eliminated. Operating results for the six month interim period ended June 30, 2018 is not necessarily indicative of the results that may be expected for the year ending December 31, 2018. These interim unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto as of and for the year ended December 31, 2017.

Telecom Holding Parent LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

In millions, except share and per-share data

(Unaudited)

2.	Going Concern

The condensed consolidated financial statements are prepared under the presumption an entity will continue to operate for the foreseeable future. Management has evaluated the Company’s ability to continue as a going concern as of August 31, 2018, in accordance with Accounting Standards Update (“ASU”) No. 2014-15. The Company has incurred operating losses and negative cash flows in recent years. Since 2016 and through the date of this report, the Company has been dependent on shareholder loans from and additional investments by Oaktree, to meet the liquidity needs of the business. The Company has implemented significant cost reductions over the past few years and introduced new products. As a result of the new product launches and cost reductions, the Company expected the results of its operations to continue to improve. The Company, however, experienced further profitability declines due to pricing pressure from competition and customers along with investments in new markets. There were no financial covenant requirements for the year ended December 31, 2017. As of June 30, 2018, the Company was not in compliance with its consolidated earnings before interest taxes and amortization (“Consolidated EBITDA”) covenant, as defined in its financing agreement governing a revolving credit facility and a term loan facility, or the reporting covenant in its financing agreement to provide 2017 audited financial statements by April 30, 2018. The Company has not received any notice of default from its lender, Cerberus Business Finance, LLC (“Cerberus” or “Lender”). Based on the Company’s current forecast, there is substantial doubt the Company can continue as going concern without further capital infusions or other strategic alternatives to improve liquidity.

3.	Recent Accounting Pronouncements

Recent Accounting Standards Recently Adopted

In November 2016, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash” (“ASU 2016-18”), which requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents and amounts generally described as restricted cash or restricted cash equivalents. As such, restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and ending-of-period total amounts shown on the statement of cash flows. The Company adopted ASU 2016-18 during the first quarter 2018, on a retrospective basis. See our Condensed Consolidated Statements of Cash Flows for a reconciliation of cash, cash equivalents and restricted cash.

In January of 2017, the FASB issued ASU No. 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business,” to assist entities when determining whether an integrated set of assets and activities meets the definition of a business. The update provides that when substantially all the fair value of the assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. We adopted this guidance in the first quarter of 2018 and ASU 2017-01 did not have any effect on our consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, “Classification of Certain Cash Receipts and Cash Payments.” This update identifies eight specific cash flow issues with regard to how cash receipts and cash payments are presented and classified in the statement of cash flows in order to clarify existing guidance and reduce diversity in practice. We adopted this guidance in the first quarter of 2018, on a retrospective basis. Adoption of this update did not impact our Condensed Consolidated Statements of Cash Flows.

In October 2016, the FASB issued ASU No. 2016-16, “Accounting for Income Taxes: Intra-Entity Asset Transfers of Assets Other than Inventory,” that requires recognition of the income tax consequences of intra-entity transfers of assets (other than inventory) at the transaction date. We adopted this guidance in the first quarter of 2018 on a modified retrospective and it did not affect our consolidated financial statements.

In March 2016, the FASB issued amended guidance in ASU No. 2016-09, “Improvements to Employee Share-Based Payment Accounting,” relating to employee share-based compensation. This standard is intended to simplify various aspects in the accounting for share-based payments under Topic 718. Adoption of these changes requires specific transition rules. We adopted ASU 2016-09 in the first quarter of 2017 and it did not impact our consolidated financial statements.

Telecom Holding Parent LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

In millions, except share and per-share data

(Unaudited)

Recent Accounting Standards or Updates Not Yet Effective

In February 2018, the FASB issued a new accounting standard ASU No. 2018-02, “Income Statement; Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income,” that allows companies to reclassify from Accumulated Other Comprehensive Income to Retained Earnings stranded tax effects resulting from the enactment of the Tax Cuts and Jobs Act (the “Tax Act”). This update is effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted. If we elect to reclassify stranded tax effects, the only impact will be an adjustment to accumulated other comprehensive income and retained earnings in the year of adoption.

In February 2016, the FASB issued ASU No. 2016-02, “Leases,” in order to increase transparency and comparability by providing additional information to users of financial statements regarding an entity’s leasing activities. The revised guidance seeks to achieve this objective by requiring reporting entities to recognize lease assets and lease liabilities on the balance sheet for substantially all lease arrangements. The guidance, which is required to be adopted in the first quarter of 2019, will be applied on a modified retrospective basis beginning with the earliest period presented. Early adoption is permitted. We are currently evaluating the impact of adopting this guidance on our consolidated financial statements.

In May 2014, the FASB and the International Accounting Standards Board (collectively, the “Boards”) jointly issued a comprehensive new revenue recognition standard, ASU No. 2014-09 “Revenue from Contracts with Customers (Topic 606),” that will supersede nearly all existing revenue recognition guidance under U.S. GAAP and International Financial Reporting Standards. The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The standard was effective for nonpublic entities for annual and interim periods beginning after December 15, 2017. However, in July 2015, the FASB postponed the effective date one year for both public and nonpublic companies. Nonpublic companies must adopt the standard effective for fiscal years ending after December 15, 2018 and interim periods in fiscal years ending after December 15, 2019. We are evaluating the impact of the adoption of this standard on our consolidated financial statements.

4.	Restructuring and Reorganization Charges

We have initiated restructuring and reorganization plans to align our cost structure based on current and expected long-term growth rates for the business. Restructuring and reorganization costs, which include termination benefits and facility closure costs, are recorded at estimated fair value. Termination benefits are comprised of severance payments for terminated employees and facility closure costs represent costs to terminate leases in conjunction with the consolidation of facilities and for lease and related costs for idled facilities in their entirety or in part.

Total severance and other termination benefits expensed to Restructuring and reorganization charges was $7.5 million and $10.0 million for the six months ended June 30, 2018 and 2017, respectively.

The following table summarizes our restructuring activity for the six months ended June 30, 2018:

Balance at January 1, 2018	$17.7

Restructuring expense	7.5
Cash payments	(9.6)
Cumulative translation adjustment	(0.9)

Balance at June 30, 2018	$14.7

The restructuring obligations are recorded in Restructuring and reorganization liabilities in current liabilities and Other long-term liabilities in our Condensed Consolidated Balance Sheets. Payments related to our facility closures ended in March 2017.

Telecom Holding Parent LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

In millions, except share and per-share data

(Unaudited)

5.	Fair Value Measurements

Our financial instruments consist of cash equivalents, accounts receivable, accounts payable, marketable securities and derivatives. The carrying value of the cash equivalents, accounts receivable and accounts payable are reasonable estimates of their fair value because of their short-term nature. We determine the fair value of marketable securities and derivatives based on observable inputs such as quoted prices in active markets, or other than quoted prices in active markets, that are observable either directly or indirectly.

Fair value is measured as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, a three-tier fair value hierarchy has been established, which prioritizes the inputs used in measuring fair value as follows:

•	Level 1—Observable inputs, such as quoted prices in active markets;

•	Level 2—Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

•	Level 3—Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

6.	Inventories

Inventories, net of reserves consisted of the following:

	June 30, 2018	December 31, 2017
Raw materials	$48.7	$58.8
Work-in-process	2.2	3.1
Finished goods	71.6	84.9

Inventories, net	$122.5	$146.8

In June 2018, the Company increased its reserve for excess and obsolete inventory by $8.3 million as a result of new developments during the six months ended June 30, 2018, including changing demand for certain inventory, excess inventory ordered for certain potential projects that did not materialize, and lower than expected realization on efforts to dispose of slow moving inventory.

Telecom Holding Parent LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

In millions, except share and per-share data

(Unaudited)

7.	Property, Plant and Equipment

Property, plant and equipment consisted of the following:

	June 30, 2018	December 31, 2017
Land	$19.2	$19.2
Buildings and improvements	132.9	132.9
Equipment	139.7	137.3
Purchased software for internal use	25.2	25.3

Total property, plant and equipment	317.0	314.7
Accumulated depreciation	(156.2)	(146.3)

Property, plant and equipment, net	$160.8	$168.4

Depreciation expense related to property, plant and equipment used in operations was $14.2 million and $15.5 million for the six months ended June 30, 2018 and 2017, respectively.

8.	Intangible Assets

We amortize finite lived intangible assets on a straight-line basis over their estimated useful lives. We evaluate the carrying value of definite lived intangible assets and other long-lived assets for impairment whenever indicators of impairment exist.

The gross carrying amount and accumulated amortization of our developed technology subject to amortization are as follows:

	June 30, 2018	December 31, 2017
Gross carrying amount	$86.2	$86.2
Accumulated amortization	(53.9)	(50.2)
Foreign exchange adjustments	(8.9)	(7.1)

Intangible assets, net	$23.4	$28.9

At June 30, 2018 and December 31, 2017, the weighted average remaining lives of our developed technologies was 5.7 years and 5.6 years, respectively. Amortization expense was $5.0 million and $4.7 million for the six months ended June 30, 2018 and 2017, respectively.

Telecom Holding Parent LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

In millions, except share and per-share data

(Unaudited)

Based on the current amount of finite-lived intangible assets at June 30, 2018, amortization expense during the next five years and thereafter is estimated to be as follows:

Intangible Assets (Amortization Expense)
Remainder of 2018	$4.7
2019	3.3
2020	3.1
2021	3.1
2022	3.1
Thereafter	6.1

$23.4

9.	Product Warranties

We classify the portion of warranty liability that we expect to incur in the next 12 months as a current liability. We classify the portion of warranty liability that we expect to incur more than 12 months in the future as a long-term liability. Product warranty liabilities at were as follows:

	June 30, 2018	December 31, 2017
Balance - beginning of year	$8.4	$10.1
Accruals for product warranties	0.3	0.4
Settlements	(0.4)	(2.5)
Other adjustments to accruals for product warranties	—	(0.1)
Currency translation adjustment	(0.1)	0.5

Balance - end of period	$8.2	$8.4

Balance sheet classification at end of reporting period

Other accrued liabilities	$4.7	$4.9
Other long-term liabilities	3.5	3.5

Total product warranty liabilities	$8.2	$8.4

10.	Other Accrued Liabilities

Other accrued liabilities consisted of the following:

	June 30, 2018	December 31, 2017
Due to related parties (Note 19)	$9.7	$8.6
Accrued vendor liabilities	6.3	6.6
Accrued sales and other taxes	5.5	6.4
Accrued customer rebate liabilities	7.4	13.4
Payroll withholding taxes	3.1	3.3
Product warranty	4.7	4.9
Onerous contracts	0.8	3.2
Accrued legal and professional fees	5.3	6.5
Other accrued expenses and liabilities	24.8	25.1

Total other accrued liabilities	$67.6	$78.0

Telecom Holding Parent LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

In millions, except share and per-share data

(Unaudited)

11.	Debt and Borrowing Arrangements

On December 3, 2013, the Company and Cerberus, as collateral and administrative agent, entered into that certain financing agreement (as amended, the “Financing Agreement”) pursuant to which Cerberus provided a revolving line of credit and a term loan.

The following is a summary of our debt and borrowing arrangements:

	Average Rate	June 30, 2018	Average Rate	December 31, 2017
Revolver (Cerberus)	14.9%	$21.2	13.1%	$20.0
Financing lease obligation - Naperville	6.8%	180.6	6.8%	182.0
Financing lease obligation - Naperville	9.8%	12.3	9.8%	12.7
Term Loan A (Cerberus)	14.7%	87.9	11.0%	84.7
Less: Unamortized discounts and deferred financing costs (1)		(5.5)		(5.8)

Total third-party debt		296.5		293.6
Related-Party Debt
Term Loan B (Oaktree)	20.0%	151.2	16.5%	137.0
Term Loan B discount(2)		(6.7)		(7.6)
Term Loan C (Oaktree)	20.0%	73.0		—
Term Loan C discount(2)		(6.0)		—
Term Loans D-J (Oaktree)	20.0%	42.8		—
Term loans D-J discount		(4.1)		—
SSS Promissory Note (Holdings)	4.3%	180.4	4.3%	177.3

Related-Party Debt Total		430.6		306.7

Total debt obligations		727.1		600.3

Less: Current portion
Revolver (Cerberus)		21.2		20.0
Term Loan A (Cerberus)		84.3		80.8
Financing lease obligation		4.9		5.2

Total current portion of long-term debt obligations		110.4		106.0

Total long-term debt obligations, net		$616.7		$494.3

(1)	Unamortized deferred financing costs were incurred with the direct financing lease and term loan.
(2)	Term Loan discounts includes OID, capitalized costs incurred with financing and portion allocated to members’ deficit.

Telecom Holding Parent LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

In millions, except share and per-share data

(Unaudited)

Maturities

Our scheduled maturities under our obligations to Cerberus (Revolver and Term Loan A) and to our related parties (SSS Promissory Note and Term Loan B) as of June 30, 2018 are as follows:

	Cerberus	Related-Party Debt
Remainder of 2018	$109.1	$—
2019	—	—
2020	—	—
2021	—	—
2022	—	447.4

	$109.1	$447.4

Amendment No. 9 to Financing Agreement

On January 18, 2018 (“Effective Date”), we entered into Amendment No. 9 to Financing Agreement (“Ninth Amendment”) with Cerberus. The Ninth Amendment amended certain covenants in the Eighth Amendment and provided $66.7 million ($60 million, net) of additional financing through Oaktree in the form of Term Loan C. As of January 18, 2018, the outstanding principal balance of Term Loan A of $84.7 million and the existing fully drawn $20 million revolver both remain in place. Additionally, the outstanding principal and accrued interest balance as of January 18, 2018 of $138.1 million also remains in place.

As seen in Note 1, as part of the Oaktree Term Loan C funding, Marlin and Oaktree reached an agreement whereby Oaktree became the majority owner (90%) of Parent and assumed control of the board of directors.

The Ninth Amendment amended the Company’s existing financial covenants. Consolidated EBITDA, as defined in the agreement, must be at least $10 million for the two fiscal quarters ending June 30, 2018, $25 million for the three fiscal quarters ending September 30, 2018 and $50 million for the four fiscal quarters ending December 31, 2018 and for the four fiscal quarter periods ending on each fiscal quarter-end thereafter. The Company must also maintain $20 million of Qualified and Unqualified cash on hand on the last day of any fiscal month effective January 31, 2018 and each fiscal month thereafter. As of June 30, 2018, the Company was not in compliance with all of its financial covenants.

Revolver and Term Loan A

The Financing Agreement provides for a $20.0 million revolving credit facility (“Revolver”). The outstanding principal balance under the Revolver was $20.7 million and $20.0 million as of June 30, 2018 and December 31, 2017, respectively. The Revolver is due December 31, 2021 (“First Out Maturity Date”). We are charged a monthly commitment fee of 0.50% on the unused portion of our Revolver in addition to annual services fees of $0.2 million.

The Financing Agreement provides for a $140.0 million term loan facility (the “Term Loan A”). The outstanding principal balance under Term Loan A was $88.1 million and $84.1 million as of June 30, 2018 and December 31, 2017, respectively. We are required to make quarterly payments of $1 million. Term Loan A is due at the earlier of the repayment of Term Loan B or December 31, 2021 (“First Out Maturity Date”). Term Loan A may be prepaid, in whole or part, without penalty or premium.

For the six months ended June 30, 2018 and 2017, we amortized $0.6 million and $1.9 million, respectively, of the debt discount and deferred financing costs related to the Revolver and Term Loan A to interest expense in our Condensed Consolidated Statements of Operations.

Telecom Holding Parent LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

In millions, except share and per-share data

(Unaudited)

Due to the Term Loan A principal payment of $45 million in June 2017 related to Amendment No. 8 to Financing Agreement, we wrote off $2.2 million of previously capitalized deferred financing costs and debt discounts. We expensed fees paid to third parties of $1.7 million related to the Amended Financing Agreement.

The Revolver and Term Loan A bear interest at the Federal Funds Rate plus an Applicable Margin (“Reference Rate Loan”) or LIBOR plus an Applicable Margin (“LIBOR Rate Loan”). Applicable Margin means Level I up to the Ninth Amendment Effective Date. Applicable Margin from Ninth Amendment Effective Date through March 30, 2019 means Level III. Applicable Margin thereafter will be adjusted each Interest Adjustment Date (the first day of each calendar quarter beginning April 1, 2019) based on the First Out Leverage Ratio for the previous four quarters in accordance with the below pricing grid.

		Revolving Loans		Term Loan A
Level	First Out Leverage Ratio	Reference Rate Loan	LIBOR Rate Loan	Reference Rate Loan	LIBOR Rate Loan
I	N/A	9.0%	9.5%	9.0%	9.5%
II	Less than 2.5 to 1	10.5%	11.0%	10.5%	11.0%
III	Greater than or equal to 2.5 to 1	12.5%	13.0%	12.5%	13.0%

Revolver and Term Loan A interest is payable in arrears each month in cash up to the Ninth Amendment Effective Date. From the Ninth Amendment Effective Date through January 18, 2019, 6.875% interest will be paid-in-kind (“PIK interest”) by adding to the then outstanding Revolver or Term Loan A balance and the remainder of interest paid in cash. After January 18, 2019, and Applicable Margin is Level III, PIK interest is 2.50% and added to the then outstanding Revolver or Term Loan A balance and the remainder of interest paid in cash. If the Applicable Margin is Level II, PIK interest is 1.50% interest and added to the then outstanding Revolver or Term Loan A balance and the remainder of interest paid in cash. All PIK interest added to the outstanding balances of the Revolver and Term Loan A, will PIK and pay interest in accordance with the aforementioned Revolver and Term Loan A interest schedule.

As a result of the changes to the terms of the Revolver and Term Loan A in the Ninth Amendment, both the Revolver and Term Loan A met the requirements of a troubled debt restructuring, but no gain or loss occurred at that date because the undiscounted cash flows were in excess of the carrying amounts.

Demand Note

On December 20, 2013, the Company entered into a Loan Authorization Agreement (“Demand Note”) with BMO Harris Bank N.A. (“BMO Harris”), guaranteed by Marlin Equity IV, L.P., a fund managed by Marlin. From December 2014 through 2016, Telecom borrowed $142 million to fund the operations of the Company and borrowed $20 million to fund to its immediate, wholly-owned subsidiary, Coriant Special Finance Ltd. (“CSF”), to collateralize certain letters of credit previously collateralized by real property the Company sold in July 2016 (See Notes 16 and 19) .

The interest rate on the Demand Note is the greater of (i) BMO Harris’ Prime Rate plus 0.5% Prime Rate Margin or (ii) three month LIBOR rate plus a 3.25% LIBOR Margin. Interest is compounded monthly on the outstanding principal and interest balance. At the option of the Company, interest is payable in cash or added to the then outstanding principal and accrued interest balance. As of June 12, 2017, principal and accrued interest totaled $174.2 million.

Assignment and Assumption Agreement

On June 12, 2017, Telecom and BMO Harris entered into the Assignment and Assumption agreement. Telecom assigned all of its rights and obligations under the Demand Note, $174.2 million at June 12, 2017, to Holdings and Holdings irrevocably assumed any and all obligations of Telecom liabilities and obligations under the Demand Note.

Telecom Holding Parent LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

In millions, except share and per-share data

(Unaudited)

Related Party Debt

Term Loan B

On June 13, 2017, Oaktree provided $125 million of additional financing (“Term Loan B”). The outstanding principal balance of Term Loan B was $151.2 million and $137.0 million as of June 30, 2018 and December 31, 2017, respectively.

Prior to the Ninth Amendment, Term Loan B bore interest at a non-cash interest rate of 16.50% per annum. Interest shall continue to accrue and compound (“PIK Interest”) until December 31, 2018. From January 1, 2019 through December 31, 2019, cash interest on the outstanding Term Loan B balance will equal 8.25% per annum and 8.25% PIK Interest. From January 1, 2020 through June 30, 2022 (“Final Maturity Date”), cash interest on the outstanding Term Loan B balance will equal 10.00% per annum and 6.50% PIK Interest. All unpaid principal and interest are due on the Final Maturity Date. Interest is payable in cash or PIK Interest in arrears on the first day of each month.

Subsequent to the Ninth Amendment Effective Date, Term Loan B bears interest at 20% per annum from the Ninth Amendment Effective date through Final Maturity Date, payable as PIK interest by adding to the then outstanding Term Loan B balance.

For the six months ended June 30, 2018 and 2017, we amortized $0.6 million and $0.7 million, respectively, of debt issuance cost and debt discount to interest expense in our consolidated statements of operations.

Term Loan B may be prepaid with the prior written consent of Term Loan A, Term Loan B and Term Loan C lenders. Prior to June 13, 2020, any Term Loan B principal prepayment made by Parent or as part of a transaction, must be accompanied by applicable interest on the amount repaid plus a Term Loan B make whole amount premium as defined in the Ninth Amendment. After June 13, 2020, Term Loan B may be paid without a premium but principal repayments must be accompanied by applicable accrued interest through the date of repayment.

Term Loan C

The outstanding principal balance of Term Loan C was $73.0 million as of June 30, 2018. For the six months ended June 30, 2018, we amortized $0.7 million of debt issuance cost and debt discount to interest expense in our Condensed Consolidated Statements of Operations.

Term Loan C bears interest at 20% per annum from the Ninth Amendment Effective date through Final Maturity Date, payable as PIK interest by adding to the then outstanding Term Loan C balance.

Term Loan C may be prepaid with the prior written consent of Term Loan A, Term Loan B and Term Loan C lenders. Prior to January 18, 2021, any Term Loan C principal prepayment made by Parent or as part of a transaction, must be accompanied by applicable interest on the amount repaid plus a Term Loan C make whole amount premium as defined in the Ninth Amendment. After January 18, 2021, Term Loan C may be paid without a premium but principal repayments must be accompanied by applicable accrued interest through the date of repayment.

Telecom Holding Parent LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

In millions, except share and per-share data

(Unaudited)

Term Loans D through J

Oaktree and the Company entered into several amendments to the Financing Agreement after January 18, 2018 to provide additional operational liquidity to the Company. All terms and conditions in Amendments No. 10 through 16 of the Financing Agreement have the same terms (interest rates, repayment features and maturity date) as Term Loan C above. The amounts funded by Oaktree and the outstanding principal and interest as of June 30, 2018 for each amendment are as follows:

Amendment No.	Amendment Date	Term Loan	Gross Amount Funded	OID	Net Funded	Outstaning Principal and Interest
10	April 23, 2018	D	$6.67	10.0%	$6.0	$6.9
11	May 23, 2018	E	$5.56	10.0%	$5.0	$5.7
12	June 5, 2018	F	$5.56	10.0%	$5.0	$5.6
13	June 7, 2018	G	$5.56	10.0%	$5.0	$5.6
14	June 12, 2018	H	$6.67	10.0%	$6.0	$6.7
15	June 19, 2018	I	$6.67	10.0%	$6.0	$6.7
16	June 26, 2018	J	$5.56	10.0%	$5.0	$5.6

For the six months ended June 30, 2018, we amortized less than $0.1 million of debt discount to interest expense in our Condensed Consolidated Statements of Operations.

SSS Promissory Note

Contemporaneously with the Assignment and Assumption Agreement, Telecom assigned to Holdings all of its rights and obligations for its related $174.3 million intercompany loan (Senior Secured Subordinated Promissory Note “SSS Promissory Note”) on June 12, 2017.

As of June 30, 2018 and December 31, 2017, the outstanding principal balance of the SSS Promissory Note to Holdings was $180.4 million and $177.3 million, respectively. Interest is at a fixed rate of 4.25%, compounded monthly, and the maturity date is September 29, 2022. Accrued compounded interest as of June 30, 2018 and December 31, 2017 was $38.4 million and $35.3 million, respectively.

Additionally, in connection with the Ninth Amendment and the change in control, if the Company enters into an Approved Sale that also constitutes a Complete Sale (as defined in the Ninth Amendment) after January 18, 2018, and such Complete Sale does not generate sufficient cash proceeds at the closing thereof to repay all amounts outstanding under the SSS Promissory Note, Marlin will cancel any remaining unpaid balance (that the sales proceeds do not cover) without any further obligation to the Company, lender or their affiliates.

Financing Lease Obligation

The Company has not paid its lease payments for its Naperville facility since May 1, 2018. On May 29, 2018, the Company received its first notice of a default under the Financing Lease Obligation for the Naperville facility due to failure to pay under the agreement (see Note 21).

Telecom Holding Parent LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

In millions, except share and per-share data

(Unaudited)

Our scheduled principal payments, lease payments and non-cancellable sub-lease rentals under our financing lease as of June 30, 2018 are as follows:

	Principal Payments	Lease Payments	Sublease Receipts
Remainder of 2018	$3.5	$12.8	$(4.8)
2019	5.2	18.4	(9.4)
2020	6.2	18.8	(8.7)
2021	7.2	19.3	(7.0)
2022	8.4	19.9	(6.1)
2023 and thereafter	162.5	119.8	(11.8)

	$193.0	$209.0	$(47.8)

12.	Other Long-Term Liabilities

Other long-term liabilities consisted of the following:

	June 30, 2018	December 31, 2017
Pension benefit obligation	$40.5	$38.8
Deferred revenue	45.5	28.3
Long-term related-party liabilities	1.9	28.8
Product warranties	3.5	3.5
Other long-term liabilities	0.8	3.7

Total other long-term liabilities	$92.2	$103.1

13.	Equity-Based Compensation

Optical Holding’s Incentive Compensation Plan (“2013 Plan”) provides for the grant of long-term incentives, including common unit options (“CUO”) and restricted stock units (“RSU”). Equity-based grants vest over one to five years, participate in distributions, under specific instances, and have no voting rights. The CUOs and RSUs vest over five years. We recognize compensation expense for CUOs and RSUs over the service period based on the grant date fair value. CUOs granted but unexercised expire ten years from the grant date. Optical Holding approved 25,125,758 units for grant under the 2013 Plan.

As a result of the change in ownership on January 18, 2018 (see Note 1), and in accordance with the 2013 Plan documents, (i) all RSU and series C restricted units under the 2013 Plan were cancelled, (ii) all CUO shares were cancelled and (iii) the 2013 Plan was terminated in full without further obligation.

As a result of the change in control, the Company recognized $2.7 million of expenses related to the immediate vesting of the unamortized equity based compensation for RSUs, series C restricted units and CUOs at the change of control date. Approximately $2.5 million was recorded in General and administrative expense for the six months ended June 30, 2018.

14.	Employee Benefit and Retirement Plans

401(k) Plans

Contributions to the Company’s 401(k) programs were $3.3 million and $4.2 million for the six months ended June 30, 2018 and 2017, respectively.

Telecom Holding Parent LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

In millions, except share and per-share data

(Unaudited)

Pension and Post-Retirement Benefit Plans

Net periodic benefit cost for our pension and other post-retirement benefit plans consisted of the following.

	Six Months Ended June 30,
	2018	2017
Service cost	$2.4	$1.3
Interest cost	1.0	0.8
Expected return on plan assets	(1.4)	(1.1)

Total cost recognized in consolidated statements of operations	$2.0	$1.0

(1)

Actuarial gains and losses are amortized using a corridor approach. The gain/loss corridor is equal to 10% of the greater of the pension benefit obligation and the market-related value of assets. Gains and losses in excess of the corridor are generally amortized over the average future working lifetime of the pension plan participants.

15.	Income Taxes

Our effective income tax rate was (5.7%) for the six months ended June 30, 2018 and (7.1%) in the comparable period in 2017. The decrease in the tax rate is the result of a decrease in the pre-tax book loss and an increase in the tax expense. The tax expense projected in the Company’s effective tax rate assumptions primarily represents foreign taxes of the Company’s overseas buy sell distributors and cost plus sales offices.

The Company must assess the likelihood that some portion or all of its deferred tax assets will be recovered from future taxable income within the respective jurisdictions. In the past, the Company established a valuation allowance against its deferred tax assets as it determined that its ability to recover the value of these assets did not meet the “more-likely-than-not” standard. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management judgment is required on an on-going basis to determine whether it needs to maintain the valuation allowance recorded against its net deferred tax assets. The Company must consider all positive and negative evidence, including its forecasts of taxable income over the applicable carryforward periods, its current financial performance, its market environment and other factors in evaluating the need for a valuation allowance against its net U.S. deferred tax assets. At June 30, 2018, the Company does not believe that it is more-likely-than-not that it would be able to utilize its domestic deferred tax assets in the foreseeable future. Accordingly, the domestic net deferred tax assets continued to be fully reserved with a valuation allowance. To the extent that the Company determines that deferred tax assets are realizable on a more-likely-than-not basis, and adjustment is needed, that adjustment will be recorded in the period that the determination is made and would generally decrease the valuation allowance and record a corresponding benefit to earnings

The Company reasonably estimated the impact of the Tax Act on its income tax provision for the year ended December 30, 2017, based on its understanding of the Tax Act and guidance at that time. The estimates are subject to adjustment during a measurement period not to extend beyond one year from the enactment date of the Tax Act, or by December 22, 2018. During the six months ended June 30, 2018, no adjustments to prior year estimates were made. Adjustments may be made during the measurement period subject to refinement of the Company’s analysis and further technical guidance.

Prior to January 18, 2018 the Company amassed significant losses and was having liquidity constraints. In addition, the amount of the Company’s liabilities significantly exceeded the fair market value of the Company’s assets.

On January 18, 2018, Oaktree, a 30% equity owner of the Company, to provided additional financing to Company in the form of Term Loan C amount of $66.7 million ($60.0 million, net of OID) and Oaktree’s increased its equity ownership to 90% of the Company (the “January 2018 Transaction”). As part of the January 2018 Transaction, approximately $24.0 million in accrued management fees owed to Marlin were waived. Marlin also agreed that in the event of a future sale of the Company, if the sale proceeds were insufficient to repay in full the approximately $174.0 million senior subordinated secured promissory note payable to Marlin, any unpaid portion of the promissory note would be either contributed back to the Company or cancelled for no consideration.

Telecom Holding Parent LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

In millions, except share and per-share data

(Unaudited)

The January 2018 Transaction modifying the Marlin promissory note effectively converted the note to preferred equity of the Company for tax purposes which triggered Cancellation of Debt Income (“CODI”). We expect that the CODI will be excluded from income in full under the insolvency exception and instead, the Company will be required to reduce its tax attributes at the end of the taxable year that includes the January 2018 modification date (in particular, the Company’s approximate $260 million net operating loss). In the event that the Company’s insolvency amount is insufficient to exclude the January 2018 CODI in full, any excess CODI is expected to be shielded by the Company’s net operating losses, resulting in no cash tax exposure to the Company. CODI relating to waiver of the accrued management fees payable to Marlin is expected to be shielded either by the insolvency exception, by section 108(e)(2) (excluding CODI from taxable income where the CODI relates to an amount that would be deductible if it had been paid) or by the Company’s net operating losses. (Any section 382 limitation applicable to the Company as a result of the January 18, 2018 transactions would not apply to CODI generated on January 18, 2018 provided that the Company elects under Treasury Regulation 1.382-6 to apply section 382 on a closing-of-the-books basis at the end of the day on January 18, 2018).

Any future modification or cancellation of the Marlin senior subordinated secured promissory note would not result in CODI because CODI does not result from modification or cancellation of preferred equity.

Following the January 18, 2018 debt modification, section 382 applies and will limit future NOL use. This amount is subject to adjustment as provided by the built-in gain or built-in loss rules.

16.	Members’ Deficit

Telecom was formed as a limited liability company under the laws of Delaware and does not have any common stock (see Note 1).

Members’ Capital

As discussed in Note 1, we are an indirectly wholly-owned subsidiary of Holdings through June 13, 2017. After June 13, 2017 financing transaction, we are a majority-owned (70%) subsidiary of Holdings and a minority-owned subsidiary (30%) of Parent. As a result of the financing transaction with Oaktree on January 18, 2018 (see Note 1), we determined that the relative fair value of the Parent’s equity which was issued to Oaktree in connection with the Term Loan C financing to be immaterial.

Our management services agreement with Marlin was terminated in connection with our change in ownership on January 18, 2018 and $27.5 million of management fees plus accrued interest prior to the change in ownership were cancelled without obligation to the Company. This transaction met the criteria of a troubled debt restructuring and will be treated as a capital contribution.

Holdings did not make any capital contributions to the Company in the six months ended June 30, 2017.

Retained Deficit

We did not make any cash distributions to Parent or Holdings the six months ended June 30, 2018.

During the six months ended June 30, 2017, we recorded capital distributions of $20.0 million and $(0.1) million related to the assignment of the Demand Note and SSS Promissory Note to Holdings and the distribution of Telecom’s equity interest in CSF, respectively (see Notes 11 and 19).

All future distributions must be within the guidelines of our Financing Agreement and are determined by our Board of Directors.

Accumulated Other Comprehensive Loss– see Note 17.

Telecom Holding Parent LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

In millions, except share and per-share data

(Unaudited)

17.	Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss has no impact on our net loss but is reflected in our Condensed Consolidated Balance Sheets through adjustments to members’ deficit.

Accumulated other comprehensive loss consists of the following:

	Unrealized Net Gain on Net Investment Hedge	Foreign Currency Translation Adjustments	Pension Actuarial Gain (Losses)	Accumulated Other Comprehensive Loss
Balance at January 1, 2018	$1.3	$(36.9)	$(21.4)	$(57.0)
Other comprehensive loss	—	(4.6)	0.7	(3.9)

Balance at June 30, 2018	$1.3	$(41.5)	$(20.7)	$(60.9)

Approximately $0.7 million and $(0.5) million of expenses were reclassified from accumulated other comprehensive loss to net loss in the Condensed Consolidated Statements of Operations during the six months ended June 30, 2018 and 2017, respectively. Income tax provisions were not material.

Net Investment Hedges

In 2014, we entered into one three-month foreign currency forward contracts, designated as a net investment hedge, to hedge a portion of our net investment in one of our foreign subsidiaries to preserve the U.S. dollar value of our Euro cash. Effective changes in the fair value of this contract, less applicable deferred income taxes, were recorded within accumulated other comprehensive income. Those amounts will be reflected in income only when we dispose of the investment in the foreign subsidiary.

18.	Contingencies

We are subject to legal claims and litigation arising in the ordinary course of business, such as employment or intellectual property claims, including the matters described below. We are unable to determine the likelihood of an unfavorable outcome against us and are unable to reasonably estimate a range of loss, if any.

Capella Photonics, Inc. v. Tellabs, Inc., Tellabs Operations, Inc., Coriant (USA), Inc., and Columbus Networks. On February 12, 2014, a complaint was filed in the United States District Court for the Southern District of Florida, naming Tellabs, Inc. as defendant in a case captioned Capella Photonics, Inc. v. Tellabs, Inc., Civil Action No. 0:14-cv-60350. Three other similar actions were also filed in parallel against Cisco, Ciena and Fujitsu. An amended complaint added defendants Tellabs Operations, Inc., Coriant (USA), Inc. and Columbus Networks—a customer of Coriant (USA), Inc. with respect to whom Coriant (USA), Inc. has related defense and indemnification obligations. The complaints allege infringement of U.S. Patent No. RE42,368 (‘368 patent) and RE42,678 (‘678 patent), and seek unspecified damages, as well as interest, costs, expenses and other remedies including injunctive relief. The complaint targets optical ROADM products that incorporate a wavelength selective switch, including but not limited to the 7100 Optical Transport Series Products and. hiT 7300 Product. On July 23, 2014, upon defendants’ motion, the case was transferred to the United States District Court for the Northern District of California, Civil Action No. 3:14-cv-03350-JD. On March 6, 2015, the action was stayed by the District Court pending resolution of two U.S. Patent and Trademark Office (“USPTO”) inter parties review (“IPR”) proceedings filed originally by Cisco (the “Cisco IPRs”), and the action also remains stayed in view of the pendency of certain other subsequently filed IPR proceedings (the “FNC IPRs” and the “Lumentum IPRs”). During the course of 2016, the USPTO issued Final Written Decisions on the pending IPRs in which the USPTO found unpatentable every claim asserted in the litigation. Capella requests for rehearing in the IPRs were denied. Capella appealed the PTAB decisions, and on February 12, 2018, the U.S. Court of Appeals for the Federal Circuit entered a judgment in the consolidated appeal (without opinion, pursuant to Federal Circuit Rule 36) affirming the decisions of the USPTO. Capella sought a rehearing with the Federal Circuit, which petition was denied by the Federal Circuit on April 9, 2018. More recently, Capella petitioned for and was granted by the U.S. Supreme Court an extension of time, to and including September 7, 2018, to file a Petition for a Writ of Certiorari. The district court action is still pending but remains stayed. The Company is currently unable to predict the outcome of this litigation and therefore cannot reasonably estimate the possible loss or range of loss, if any, arising from this matter.

Telecom Holding Parent LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

In millions, except share and per-share data

(Unaudited)

Gilbert do Reis Vieira v. Tellabs do Brasil Ltda., Proceeding#00473200902002007, 20th Labor Court/Sao Paulo. Employment claim was made on June 3, 2009 demanding compensation for commissions, reimbursement of graduate courses and moral damages. The lower court granted compensation to the plaintiff in part at $0.7 million USD. The matter thereafter entered the execution phase, whereby the Court issued its ruling as to the exact amount of damages finally awarded, which the Court set at 3,122,675.73 Brazilian real. The final award in turn obligates Coriant to make corresponding deposit payment of the full amount to comply with the execution phase. More recently, however, the Parties reached a settlement, which was approved by the Court on July 5, 2018, whereby Coriant shall instead pay a total amount of 3,061,471.71 Brazilian real or approximately $0.8 million, which shall be paid by Coriant through installment payments that extend through the remainder of 2018. The Company has established an accrual for this claim in its balance sheet as of June 30, 2018 and December 31, 2017 of approximately $1.0 million in Other accrued liabilities.

Edil Scavi v. DSC Communications A/S (now Coriant Denmark A/S), et al. As we understand it, these proceedings before the Italian First Instance Court, Court of Appeal of Messina and Supreme Court of Cassation appear to have arisen from circumstances and events in the mid-1990s in which DSC Communications A/S (“DSC”) was involved prior to the time when Coriant’s predecessor, Tellabs, acquired DSC (now named Coriant Denmark A/S) in 1999. More specifically, DSC, together with two Italian civil contractors (TELI and TI), were a partner in an Italian joint venture, for a communications equipment supply and installation project at Telecom Italia that Telecom Italia suddenly terminated towards the end of 1997. Complainant Edil Scavai, who was a subcontractor to one of DSC’s joint venture partners (TI), brought a court action in 1999 seeking payment of outstanding invoices for an amount totaling approximately one million Euro (€1M) plus interest and legal fees. This court action was brought against TI (which became insolvent) and, on an alleged theory of joint and several liability under Italian law, DSC and Telecom Italia. DSC’s defense against Edil Scavai’s theory of joint and several liability was successful in the First Instance Court by a judgment that issued approximately eight years after Edil Scavai first filed its complaint. In 2007, Edil Scavai filed in the Court of Appeal of Messina an appeal of this First Instance Court judgment. Thereafter, in 2016, the Court of Appeal of Messina ruled on the appeal, issuing a final judgment in favor of DSC (now named Coriant Denmark A/S). Edil Scavai has now appealed to the Supreme Court of Cassation, where the matter is now pending. The parties continue to wait for the Supreme Court to set the date of hearing. Our understanding, based upon the 1999 agreement between Tellabs and Alcatel for the acquisition by Tellabs of DSC Communications A/S, is that Alcatel (now Nokia) retains responsibility for this matter. Nokia has agreed to cover the legal costs for the continued defense of this matter, although Nokia has stated that it is reserving the right to revisit the issue of responsibility for this matter should there be a later reversal of the current judgment that is favorable to DSC.

U.S. Dept. of Justice Civil Investigative Demand. On June 8, 2017, a Civil Investigative Demand (“CID”) issued pursuant to a False Claims Act investigation by the U.S. Government as to whether there has been any violation of 31 U.S.C. §3729. The investigation is said to concern allegations that Coriant (f/n/a Tellabs) violated the False Claims Act by selling to federal agencies, directly or through third parties, products that failed to comply with the Trade Agreements Act. The CID seeks documents and responses to written interrogatories, and the product lines that are the focus of the CID include the Coriant 7100 OTS, the Coriant 7194 NMS, various Tellabs OLT models, and the Tellabs Voice Gateway 1000. During 2017, Coriant responded to the Government’s CID with both documents and written interrogatory responses relative to the 7100 products, while Coriant understands that Tellabs (the entity to which the OLT and Voice Gateway products were spun-out) separately responded to the Government as to the OLT and Voice Gateway products. Following these submissions to the U.S. Government, Coriant is currently awaiting further response and/or direction from the U.S. Government. The Company is currently unable to predict the outcome of this investigation by the Government, and Coriant is not aware of any litigation relating to the subject matter of this investigation.

Apart from the matters described above, we are and in the future may be subject to various legal proceedings, claims and litigation arising in the ordinary course of business. Such claims may include for example indemnification and/or other obligations on the part of the Company and its current and former subsidiaries relative to infringement assertions brought by third parties against our customers or partners, labor claims, and claims related to commercial assertions brought by our customers or partners. We are unable to determine the likelihood of an unfavorable outcome against us and are unable to reasonably estimate a range of loss, if any.

Telecom Holding Parent LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

In millions, except share and per-share data

(Unaudited)

19.	Related-Party Transactions

We conduct business with other companies or individuals who are considered related parties.

We have a management services agreement with Marlin for management consulting and advisory services. We incurred transition and advisory expenses, out-of-pocket expenses and management fees from Marlin of $0.1 million and $3.2 million, of which $0 million and $2.6 million was attributable to the management fee, in the six months ended June 30, 2018 and 2017, respectively. We paid Marlin consulting and out of-pocket-expenses of $0.1 million and $0 in the six months ended June 30, 2018 and 2017, respectively.

Our management services agreement with Marlin was terminated in connection with our change in ownership on January 18, 2018 and $27.5 million of management fees plus accrued interest prior to the change in ownership were cancelled without obligation to the Company. This transaction met the criteria of a troubled debt restructuring and was treated as a capital contribution. As of December 31, 2017, we had a payable to Marlin of $27.5 million.

We do not have a board of director’s fee structure. No fees were paid to our board of directors in the six months ended June 30, 2018 and 2017.

As a result of account receivable collections in excess of accounts payable disbursed, and the fees earned and receivable under the our transition services agreement with Tellabs Access, a Marlin affiliate, the balance due to Tellabs Access at June 30, 2018 and December 31, 2017 was $9.7 million and $8.5 million, respectively, and is included in the line Other accrued liabilities in our Condensed Consolidated Balance Sheets.

SSS Promissory Note

As a result of the Assignment and Assumption Agreements and the assignment of the SSS Promissory Note, both entered into on June 12, 2017 (see Note 11), we recorded a capital distribution of $20.0 million for the transaction with Holdings. As of June 30, 2018 and December 31, 2017, the outstanding principal and interest on the SSS Promissory Note is $180.4 million and $177.3 million, respectively.

Letter of Credit Facility

In September 2016, Telecom created a new, wholly-owned subsidiary Coriant Special Finance, Ltd. (“CSF”) for the purposes of pledging $20 million of collateral to secure certain letters of credit related to customer performance guarantees. On June 12, 2017, Telecom distributed its equity interests in CSF, including the $20 million restricted cash collateral, to Holdings and, as a result, Telecom recorded a capital distribution of $(0.1) million. Coriant remains obligated to pay CSF 5% per annum on the outstanding collateral balance plus accrued interest. For six months ended June 30, 2018 and 2017, we recorded interest expense of 0.5 and $0.3 million, respectively, and had a payable to CSF at June 30, 2018 of $1.9 million.

20.	Concentrations

For the six months ended June 30, 2018 we had one customer that accounted for approximately 10% of our consolidated revenues and one customer who represented approximately 11% of our net accounts receivable as of June 30, 2018. For the six months ended June 30, 2017, we had three customers that each accounted for approximately 12% of our consolidated revenues.

Telecom Holding Parent LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

In millions, except share and per-share data

(Unaudited)

21.	Subsequent Events

We have evaluated subsequent events through August 31, 2018, the date that our consolidated financial statements were issued. Subsequent events are events or transactions that occur after the balance sheet date, but before the financial statements are issued.

Amendment No. 17 through 20 to Financing Agreement

Oaktree and the Company entered into several amendments to the Financing Agreement after June 30, 2018 to provide additional operational liquidity to the Company. All terms and conditions in Amendments No.17 through 20 of the Financing Agreement have the same terms (interest rates, repayment features and maturity date) as Term Loan C above. Oaktree funded the following additional amounts to the Company:

Amendment No.	Amendment Date	Term Loan	Gross Amount Funded	OID	Net Funded
17	July 19, 2018	K	$5.56	10.0%	$5.0
18	July 25, 2018	L	$11.10	10.0%	$10.0
19	August 15, 2018	M	$5.56	10.0%	$5.0
20	August 22, 2018	N	$8.89	10.0%	$8.0

Financing Lease Obligation

The Company has not paid its lease payments for its Naperville facility since May 1, 2018. On May 29, 2018, the Company received its first notice of a default under the Financing Lease Obligation for the Naperville facility due to failure to pay under the agreement. The Company has received default notices for June 2018 and July 2018 for its unpaid lease obligations. On July 17, 2018, the Company and the Naperville landlord entered into an Agreement to Amend Lease. The Agreement to Amend Lease provides for entering into a lease amendment with certain changes to the Financing Lease which amendment will only be effective upon the sale of the Company. The Agreement to Amend Lease also provides for the landlord to forebear on the existing events of default until December 31, 2018 or occurrence of other specified conditions.

Sale of Company

On July 23, 2018, Coriant Investor LLC entered into a definitive agreement to sell the Company to Infinera Corporation, based in Sunnyvale, California. The gross sales proceeds, before deductions for pensions, taxes and other specified liabilities and before an adjustment for working capital as defined in the sales agreement, is $430 million. The sale is subject to certain conditions and is expected to close in late September or early October of 2018. As a result of the transaction, Oaktree will no longer be the majority equity owner of the Company, the Revolver and Term Loan A will be repaid and all of the Related Party Debt will be either repaid or extinguished.